Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Forbes Energy Services, Ltd

Alice, TX

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2010, relating to the consolidated financial statements of Forbes Energy Services, Ltd, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

(formerly known as BDO Seidman, LLP)

Houston, TX

November 19, 2010